UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2017

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As previously announced, on March 8, 2017, WellCare Health Plans, Inc. (the “Company”) issued a conditional notice of redemption to redeem in full the outstanding $900.0 million of its 5.75% Senior Notes due 2020 (the “Notes”) on April 7, 2017 at a redemption price of 102.875% of the principal amount, plus accrued and unpaid interest up to, but excluding the redemption date. On April 7, 2017, the Company redeemed in full the Notes. The total cash paid to redeem the Notes was $946.3 million, which included the call premium of $25.9 million and accrued and unpaid interest of $20.4 million. The Bank of New York Mellon Trust Company, N.A. (“BNY Mellon”), trustee under the indentures for the Notes, acted as the paying agent for the Company in connection with this redemption. The Company utilized cash on hand, including proceeds from issuance on March 22, 2017 of its 5.25% Senior Notes due 2025 for the redemption of the Notes. The Company’s obligations under the related base indenture and supplemental indenture, each dated as of November 14, 2013, by and among the Company and BNY Mellon as trustee, were satisfied and discharged on April 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2017	WELLCARE HEALTH PLANS, INC. /s/ Anat Hakim
Anat Hakim
Senior Vice President, General Counsel & Secretary